Exhibit 99.1

FIDELITY D & D BANCORP, INC.

FOR IMMEDIATE RELEASE

Date:  April 28, 2021

Contacts:

Daniel J. Santaniello	Salvatore R. DeFrancesco, Jr.
President and Chief Executive Officer	Treasurer and Chief Financial Officer
570-504-8035	570-504-8000

FIDELITY D & D BANCORP, INC.

ANNOUNCES SECOND QUARTER 2021 DIVIDEND AND

REPORTS FIRST QUARTER 2021 FINANCIAL RESULTS

Dunmore, PA – Fidelity D & D Bancorp, Inc.  (NASDAQ: FDBC) and its banking subsidiary, Fidelity Deposit and Discount Bank,  announced its most recent dividend declaration and unaudited, consolidated financial results for the three month period ended March 31, 2021.

Dividend Declared

The Board of Directors of Fidelity D & D Bancorp, Inc. (the “Company”) announced their declaration of the Company’s second quarter dividend of $0.30 per share to shareholders of record at the close of business on May 21, 2021 payable June 10, 2021.

Unaudited Financial Information

Net income for the quarter ended March 31, 2021 was  $5.7 million,  or $1.13 diluted earnings per share,  compared to $2.6 million, or $0.69 diluted earnings per share, for the quarter ended March 31, 2020.  The $3.1 million, or 115%, improvement in net income resulted from a  $5.4 million increase in net interest income and $2.8 million in additional non-interest income partially offset by an increase of $4.2 million in non-interest expenses and a $0.5 million increase in the provision for loan losses.    The biggest contributor to the net interest income growth was the merger with MNB Corporation (“MNB”) during the second quarter of 2020.  First quarter diluted earnings per share increased by $0.44 per share, or 64%, due to the higher net income.

Excluding merger-related expenses of $0.5 million and an FHLB prepayment penalty of $0.3 million, each net of tax, adjusted net income was  $6.5 million for the first quarter of 2021, or $1.29 diluted earnings per share, compared to adjusted net income of $2.9 million, or $0.76 diluted earnings per share, for the first quarter of 2020.  For more detail on adjusted net income which is a non-GAAP measurement, refer to the “Non-GAAP Measures” table within the Selected Financial Ratios and Other Data section.

“The first quarter financial results continue to be strong, setting the stage for a successful 2021 as we prepare for the successful integration of Landmark Bank during the third quarter of 2021.” stated Daniel J. Santaniello, President and Chief Executive Officer. “During the first quarter, we accomplished record net income through a well-executed strategic plan that focuses on building relationships and delivering value to our clients. With strong asset quality and capital, the Company is positioned to navigate through the current economic uncertainties. The key metrics of credit, capital, and liquidity are at record levels.”

The Company previously announced the execution of an agreement and plan of reorganization to acquire Landmark Bancorp, Inc. (“Landmark”) in a transaction valued on February 25, 2021 at $43.4 million.  Under the terms of the agreement, Landmark shareholders will receive as consideration 0.272 shares of Fidelity common stock and $3.26 in cash for each share of Landmark common stock that they own as of the closing date.  Landmark is the holding company of Landmark Community Bank (“Landmark Bank”) which operates 5 retail community banking offices in Northeastern Pennsylvania.  Subject to the terms and conditions of the agreement, Landmark will merge with and into an acquisition subsidiary of the Company and Landmark Bank will merge with and into Fidelity Deposit and Discount Bank.  The merger which is subject to approval of Landmark’s shareholders, regulatory approvals and other customary closing conditions, is currently expected to close in the third quarter of 2021.

Paycheck Protection Program

As of March 31, 2021, the Company has processed 2,446 applications totaling over $233 million in loans through the Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”) proving the Company’s commitment to support small businesses within its service area, with 1,551 application totaling over $159 million processed during the first round of PPP, which ended on August 8, 2020, and 895 applications totaling over $74 million processed during the second round of PPP, which is set to end on May 31, 2021.

As of March 31, 2021, the outstanding PPP loan balances totaled $149 million.  Total PPP loans generated approximately $9.1 million of SBA processing fees, net of origination expenses, of which $4.8 million was earned to date with $1.7 million recognized during the first quarter of 2021.  The $4.3 million remaining balance is expected to continue to be earned over the remaining life of the loans; however, the fees may be recognized earlier upon loan forgiveness by the SBA or if paid off by the borrower.

Consolidated First Quarter Operating Results Overview

Net interest income was $13.4 million for the first quarter of 2021, a 68% increase over the  $8.0 million earned for the first quarter of 2020.    The $5.4 million improvement in net interest income resulted primarily from a  $707.6 million increase in the average balance of interest-earning assets which offset the declining yields on these assets supplemented by lower interest expense from a decrease in rates paid on interest-bearing liabilities.  The loan portfolio had the biggest impact, producing a  $4.1 million increase in interest income from $405.9 million in higher average balances.  Higher interest income in the commercial portfolio was the primary driver with $325.6 million in larger average balances adding $3.8 million which included $1.7 million from SBA fees recognized during the first quarter of 2021 attributable to PPP loans.  The commercial loan growth was split evenly between acquired loans and PPP lending with approximately 45% increase from each.  Interest income from the investment portfolio increased $0.5 million as increased average balances offset lower yields.  Interest expense was $0.8 million lower due to decreases in deposit rates and lower rates paid on a lower average balance of borrowings.  The average balance of interest-bearing deposits increased $482.0 million and the rates paid on these deposits decreased 61 basis points resulting in $0.7 million less in interest expense.  The Company acquired approximately $277 million in interest-bearing deposits from the merger during the second quarter of 2020.  The overall cost of interest-bearing liabilities was 0.31% for the first quarter of 2021,  a decrease of 67 basis points over the 0.98%  paid for the first quarter of 2020.  The cost of funds decreased 54 basis points to 0.23% for the first quarter of 2021 from 0.77% for the first quarter of 2020.  The Company’s fully-taxable equivalent (“FTE”) (non-GAAP measurement) net interest spread was 3.30% for the first quarter of 2021, or nine basis points higher than the 3.21% recorded for the first quarter of 2020.  FTE net interest margin decreased by eight basis points to 3.39% for the three months ended March 31, 2021 from 3.47% for the same 2020 period due to the increase in average non-interest bearing deposits.

The provision for loan losses was $0.8 million for the first quarter of 2021, a $0.5 million increase compared to $0.3 million for the first quarter of 2020.    The increase in the provision compared to the quarter ended March 31, 2020 was attributed to a $0.4 million specific reserve related to a single commercial real estate loan that was deemed impaired during the quarter along with qualitative factor increases stemming from the continued public health and economic crisis caused by the COVID-19 pandemic.  This amount of provisioning reflected what management deemed necessary to maintain the allowance for loan and lease losses at an adequate level.

Total non-interest income increased $2.8 million, or 100%, to $5.5 million for the first quarter of 2021 compared to $2.7 million for the first quarter of 2020.   The increase in non-interest income was primarily due to

$2.1 million higher gains on loan sales during the first quarter of 2021 compared to the same 2020 period due to increased mortgage loan activity.  The Company also recognized $0.4 million more in debit card interchange fees,  $0.1 million higher earnings on bank-owned life insurance, $0.1 higher mortgage loan service charges and $0.1 million in additional trust fiduciary fees.

Non-interest expenses increased $4.2 million, or 57%, for the first quarter of 2021 to $11.5 million from $7.3 million for the same quarter of 2020.  The largest driver of the increase was $2.0 million more in salaries and employee benefits due to an increase in the number of bankers post-merger with MNB.  During the first quarter of 2021, there were also increases of $0.5 million in professional service expenses and $0.5 million in premises and equipment expenses.  The Company incurred a $0.4 million FHLB prepayment penalty from the early payoff of a  FHLB advance.  During the first quarter of 2021, the Company’s donation expense increased $0.2 million due to a higher amount of contributions to local education programs through the Pennsylvania Educational Improvement Tax Credit (“EITC”) program and a donation to the Fidelity D & D Charitable Foundation.  Merger-related expenses increased $0.2 million due to higher professional fees incurred primarily due to the timing of the Landmark acquisition when compared to the MNB acquisition in 2020.  The Company also experienced increases of $0.2 million in advertising expenses, $0.1 million in data processing and communication expenses and $0.1 million in the FDIC assessment.  These increases were partially offset by $0.5 million in additional loan cost origination deferrals from PPP lending and mortgage activity.

The provision for income taxes increased $0.5 million during the first quarter of 2021  due to higher income before income taxes compared to the first quarter of 2020.

Consolidated Balance Sheet & Asset Quality Overview

During the first quarter of 2021, the Company’s total assets increased $213.6 million, or 13%, to $1.9  billion at March 31, 2021 from $1.7  billion at December 31, 2020.  During the same time period, total liabilities increased $216.7 million, or 14%, from $1.5 billion to $1.7 billion.  Deposit growth of $213.4 million was used to pay down borrowings, purchase securities and fund loan portfolio growth.    During the first quarter, deposits typically grow due to the seasonal timing of public tax deposits.  These deposits are temporary and will mostly be disbursed during the second quarter.  The deposit growth also  includes increases in personal and business accounts, some of which are associated with government-provided funding programs in response to the pandemic and, although uncertain at this time, this funding may be temporary.

Total non-performing assets were $6.9 million, or 0.36% of total assets, at March 31, 2021, compared to $6.7 million, or 0.39% of total assets, at December 31, 2020.  Past due and non-accrual loans to total loans were 0.43% at March 31, 2021 compared to 0.47% at December 31, 2020.  Net charge-offs to average total loans increased to 0.06% at March 31, 2021 compared 0.02% at March 31, 2020 and declining from 0.08% at December 31, 2020.

Shareholders’ equity decreased $3.1 million, or 2%, to $163.6 million at March 31, 2021 from $166.7 million at December 31, 2020.   The decrease was primarily caused by a  $7.8 million, after tax, reduction in net unrealized gains from the investment portfolio stemming from the substantial increase in intermediate to long-term U.S. treasury interest rates.  Net income of $5.7 million was partially offset by $1.5 million in cash dividends paid to shareholders resulting in a net increase to retained earnings.  An additional  $0.5 million recorded from the issuance of common stock under the Company’s stock plans and stock-based compensation also contributed to the increase in shareholders' equity.   The Company remains well capitalized and is positioned for continued growth with Tier 1 capital at 8.72% of total average assets as of March 31, 2021.    Tangible book value per share was $31.00 at March 31, 2021 compared to $31.72 at December 31, 2020.

Fidelity D & D Bancorp, Inc. has built a strong history as trusted financial advisors to the clients served by The Fidelity Deposit and Discount Bank and is proud to be an active member of the community of Northeastern Pennsylvania and the Lehigh Valley.  Part of the Company’s mission is to be a good corporate partner within its market areas by providing nearly 1,400 hours of volunteer time to non-profit organizations and has supported the community with over $1.3 million in donations through the EITC program and to Fidelity D & D Charitable

Foundation along with other non-profit organizations directly within the markets served throughout 2020.  The Company serves multiple office locations in Eastern Pennsylvania providing personal and business banking products and services, including wealth management planning through fiduciary activities with the Company’s full trust powers; as well as offering a full array of asset management services.  The Company provides continuous service to customers through branch offices, online at www.bankatfidelity.com, and through the Customer Care Center at 800-388-4380.  The Company's deposits are insured by the Federal Deposit Insurance Corporation up to the full extent permitted by law.

Non-GAAP Financial Measures

The Company uses non-GAAP financial measures to provide information useful to the reader in understanding its operating performance and trends, and to facilitate comparisons with the performance of other financial institutions. Management uses these measures internally to assess and better understand our underlying business performance and trends related to core business activities.  The Company’s non-GAAP financial measures and key performance indicators may differ from the non-GAAP financial measures and key performance indicators other financial institutions used to measure their performance and trends.    Non-GAAP financial measures should be supplemental to GAAP used to prepare the Company’s operating results and should not be read in isolation or relied upon as a substitute for GAAP measures.  Reconciliations of GAAP to non-GAAP operating measures to the most directly comparable GAAP financial measures are included in the tables at the end of this release.

Management believes merger-related expenses are not standard costs necessary for operations.  These charges principally represent professional fees and system conversion and integration costs related to the transaction.  These costs are specific to each individual transaction and may vary significantly based on the size and complexity of the transaction.  Management also believes the FHLB prepayment fee incurred to payoff FHLB advances is non-recurring and should be excluded from normal operating expenses for proper comparison.

Interest income was adjusted to recognize the income from tax exempt interest-earning assets as if the interest was taxable, fully-taxable equivalent (FTE), in order to calculate certain ratios within this document.  This treatment allows a uniform comparison among yields on interest-earning assets.  Interest income was FTE adjusted, using the corporate federal tax rate of 21% for 2021 and 2020.

Forward-looking statements

Certain of the matters discussed in this press release constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.  The words “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” and similar expressions are intended to identify such forward-looking statements.

The Company’s actual results may differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including, without limitation:

▪

the effects of economic conditions particularly with regard to the negative impact of severe, wide-ranging and continuing disruptions caused by the spread of Coronavirus Disease 2019 (COVID-19) and responses thereto on current customers and the operations of the Company, specifically the effect of the economy on loan customers’ ability to repay loans;

▪	acquisitions and integration of acquired businesses including but not limited to the recent acquisition of MNB Corporation (“MNB”);
▪	the costs and effects of litigation and of unexpected or adverse outcomes in such litigation;
▪

the impact of new or changes in existing laws and regulations, including the Tax Cuts and Jobs Act and Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the regulations promulgated there under;

▪	impacts of the capital and liquidity requirements of the Basel III standards and other regulatory pronouncements, regulations and rules;
▪	governmental monetary and fiscal policies, as well as legislative and regulatory changes;
▪	effects of short- and long-term federal budget and tax negotiations and their effect on economic and business conditions;
▪	the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Financial Accounting Standards Board and other accounting standard setters;
▪

the risks of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities and interest rate protection agreements, as well as interest rate risks;

▪

the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in our market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the internet;

▪	technological changes;
▪

the interruption or breach in security of our information systems and other technological risks and attacks resulting in failures or disruptions in customer account management, general ledger processing and loan or deposit updates and potential impacts resulting therefrom including additional costs, reputational damage, regulatory penalties, and financial losses;

▪	the failure of assumptions underlying the establishment of reserves for loan losses and estimations of values of collateral and various financial assets and liabilities;
▪	volatilities in the securities markets;
▪	acts of war or terrorism;
▪	disruption of credit and equity markets; and
▪	the risk that our analyses of these risks and forces could be incorrect and/or that the strategies developed to address them could be unsuccessful.

The Company cautions readers not to place undue reliance on forward-looking statements, which reflect analyses only as of the date of this release.  The Company has no obligation to update any forward-looking statements to reflect events or circumstances after the date of this release.

For more information please visit our investor relations web site located through www.bankatfidelity.com.

FIDELITY D & D BANCORP, INC.

Unaudited Condensed Consolidated Balance Sheets

(dollars in thousands)

At Period End:	March 31, 2021	December 31, 2020
Assets
Cash and cash equivalents	$222,953	$69,346
Investment securities	436,622	392,420
Restricted investments in bank stock	2,931	2,813
Loans and leases	1,153,160	1,149,438
Allowance for loan losses	(14,839)	(14,202)
Premises and equipment, net	27,275	27,626
Life insurance cash surrender value	44,582	44,285
Goodwill and core deposit intangible	8,697	8,787
Other assets	31,711	18,997

Total assets	$1,913,092	$1,699,510

Liabilities
Non-interest-bearing deposits	$518,352	$407,496
Interest-bearing deposits	1,204,548	1,102,009
Total deposits	1,722,900	1,509,505
Short-term borrowings	-	-
FHLB advances	-	5,000
Other liabilities	26,610	18,335
Total liabilities	1,749,510	1,532,840

Shareholders' equity	163,582	166,670

Total liabilities and shareholders' equity	$1,913,092	$1,699,510

Average Year-To-Date Balances:	March 31, 2021	December 31, 2020
Assets
Cash and cash equivalents	$111,904	$126,155
Investment securities	414,626	280,983
Restricted investments in bank stock	2,891	3,044
Loans and leases	1,162,112	1,019,373
Allowance for loan losses	(14,500)	(11,277)
Premises and equipment, net	27,203	25,433
Life insurance cash surrender value	44,478	29,912
Goodwill and core deposit intangible	8,746	5,316
Other assets	21,819	16,726

Total assets	$1,779,279	$1,495,665

Liabilities
Non-interest-bearing deposits	$437,740	$340,211
Interest-bearing deposits	1,151,855	933,981
Total deposits	1,589,595	1,274,192
Short-term borrowings	144	49,165
FHLB advances	3,389	10,608
Other liabilities	18,944	17,765
Total liabilities	1,612,072	1,351,730

Shareholders' equity	167,207	143,935
Total liabilities and shareholders' equity	$1,779,279	$1,495,665

FIDELITY D & D BANCORP, INC.

Unaudited Condensed Consolidated Statements of Income

(dollars in thousands)

	Three Months Ended
	Mar. 31, 2021	Mar. 31, 2020
Interest income
Loans and leases	$12,508	$8,360
Securities and other	1,832	1,351

Total interest income	14,340	9,711

Interest expense
Deposits	864	1,516
Borrowings and debt	26	189

Total interest expense	890	1,705

Net interest income	13,450	8,006

Provision for loan losses	(800)	(300)
Non-interest income	5,516	2,755
Non-interest expense	(11,456)	(7,304)

Income before income taxes	6,710	3,157

Provision for income taxes	(1,043)	(523)
Net income	$5,667	$2,634

	Three Months Ended
	Mar. 31, 2021	Dec. 31, 2020	Sep. 30, 2020	Jun. 30, 2020	Mar. 31, 2020
Interest income
Loans and leases	$12,508	$12,115	$11,994	$10,772	$8,360
Securities and other	1,832	1,720	1,705	1,478	1,351

Total interest income	14,340	13,835	13,699	12,250	9,711

Interest expense
Deposits	864	975	1,070	1,195	1,516
Borrowings and debt	26	39	93	234	189

Total interest expense	890	1,014	1,163	1,429	1,705

Net interest income	13,450	12,821	12,536	10,821	8,006

Provision for loan losses	(800)	(1,550)	(1,500)	(1,900)	(300)
Non-interest income	5,516	4,835	4,370	2,708	2,755
Non-interest expense	(11,456)	(10,230)	(9,474)	(11,311)	(7,304)

Income before income taxes	6,710	5,876	5,932	318	3,157

Provision for income taxes	(1,043)	(704)	(955)	(66)	(523)
Net income	$5,667	$5,172	$4,977	$252	$2,634

FIDELITY D & D BANCORP, INC.

Unaudited Condensed Consolidated Balance Sheets

(dollars in thousands)

At Period End:	Mar. 31, 2021	Dec. 31, 2020	Sep. 30, 2020	Jun. 30, 2020	Mar. 31, 2020
Assets
Cash and cash equivalents	$222,953	$69,346	$131,778	$264,798	$58,960
Investment securities	436,622	392,420	340,310	293,073	203,984
Restricted investments in bank stock	2,931	2,813	2,766	3,065	2,732
Loans and leases	1,153,160	1,149,438	1,151,010	1,141,692	746,715
Allowance for loan losses	(14,839)	(14,202)	(12,884)	(11,671)	(10,017)
Premises and equipment, net	27,275	27,626	28,411	28,479	21,412
Life insurance cash surrender value	44,582	44,285	33,068	32,852	23,426
Goodwill and core deposit intangible	8,697	8,787	8,877	8,967	209
Other assets	31,711	18,997	27,707	40,275	15,074

Total assets	$1,913,092	$1,699,510	$1,711,043	$1,801,530	$1,062,495

Liabilities
Non-interest-bearing deposits	$518,352	$407,496	$408,840	$414,918	$243,942
Interest-bearing deposits	1,204,548	1,102,009	1,108,283	1,018,771	675,719
Total deposits	1,722,900	1,509,505	1,517,123	1,433,689	919,661
Short-term borrowings	-	-	-	152,791	-
FHLB advances	-	5,000	5,000	5,000	15,000
Other liabilities	26,610	18,335	27,309	52,890	15,694
Total liabilities	1,749,510	1,532,840	1,549,432	1,644,370	950,355

Shareholders' equity	163,582	166,670	161,611	157,160	112,140

Total liabilities and shareholders' equity	$1,913,092	$1,699,510	$1,711,043	$1,801,530	$1,062,495

Average Quarterly Balances:	Mar. 31, 2021	Dec. 31, 2020	Sep. 30, 2020	Jun. 30, 2020	Mar. 31, 2020
Assets
Cash and cash equivalents	$111,904	$116,964	$180,030	$184,692	$22,444
Investment securities	414,626	363,728	322,875	246,879	189,081
Restricted investments in bank stock	2,891	2,826	2,763	3,159	3,434
Loans and leases	1,162,112	1,150,652	1,143,590	1,024,234	756,208
Allowance for loan losses	(14,500)	(13,085)	(11,814)	(10,222)	(9,960)
Premises and equipment, net	27,203	27,671	27,502	25,507	21,002
Life insurance cash surrender value	44,478	33,512	32,978	29,716	23,370
Goodwill and core deposit intangible	8,746	8,837	8,926	3,124	209
Other assets	21,819	17,059	18,682	17,462	13,764

Total assets	$1,779,279	$1,708,164	$1,725,532	$1,524,551	$1,019,552

Liabilities
Non-interest-bearing deposits	$437,740	$408,623	$407,605	$348,275	$194,847
Interest-bearing deposits	1,151,855	1,111,291	1,055,183	896,304	669,867
Total deposits	1,589,595	1,519,914	1,462,788	1,244,579	864,714
Short-term borrowings	144	-	78,056	102,652	16,174
FHLB advances	3,389	5,000	5,000	17,555	15,000
Other liabilities	18,944	19,051	19,462	17,624	14,891
Total liabilities	1,612,072	1,543,965	1,565,306	1,382,410	910,779

Shareholders' equity	167,207	164,199	160,226	142,141	108,773
Total liabilities and shareholders' equity	$1,779,279	$1,708,164	$1,725,532	$1,524,551	$1,019,552

FIDELITY D & D BANCORP, INC.

Selected Financial Ratios and Other Data

	Three Months Ended
	Mar. 31, 2021	Dec. 31, 2020	Sep. 30, 2020	Jun. 30, 2020	Mar. 31, 2020
Selected returns and financial ratios
Basic earnings per share	$1.14	$1.04	$1.00	$0.05	$0.69
Diluted earnings per share	$1.13	$1.03	$0.99	$0.05	$0.69
Dividends per share	$0.30	$0.30	$0.28	$0.28	$0.28
Yield on interest-earning assets (FTE)*	3.61%	3.53%	3.49%	3.77%	4.19%
Cost of interest-bearing liabilities	0.31%	0.36%	0.41%	0.57%	0.98%
Cost of funds	0.23%	0.26%	0.30%	0.42%	0.77%
Net interest spread (FTE)*	3.30%	3.17%	3.08%	3.20%	3.21%
Net interest margin (FTE)*	3.39%	3.28%	3.20%	3.34%	3.47%
Return on average assets	1.29%	1.20%	1.15%	0.07%	1.04%
Return on average equity	13.75%	12.53%	12.36%	0.71%	9.74%
Return on average tangible equity*	14.50%	13.25%	12.61%	0.73%	9.73%
Efficiency ratio (FTE)*	59.11%	56.68%	55.08%	82.28%	66.69%
Expense ratio	1.35%	1.26%	1.18%	2.27%	1.79%

Non-GAAP Measures	Three Months Ended
(dollars in thousands except per share data)	Mar. 31, 2021	Mar. 31, 2020
Net income	$5,667	$2,634
Merger-related expenses, net of income taxes	515	262
FHLB prepayment penalty, net of income taxes	291	-
Adjusted net income*	$6,473	$2,896
Adjusted basic earnings per share*	$1.30	$0.76
Adjusted diluted earnings per share*	$1.29	$0.76
Interest income adjustment to FTE*	$416	$191
Adjusted return on average assets*	1.48%	1.14%
Adjusted return on average tangible equity*	16.57%	10.73%

Other financial data	At period end:
(dollars in thousands except per share data)	Mar. 31, 2021	Dec. 31, 2020	Sep. 30, 2020	Jun. 30, 2020	Mar. 31, 2020
Book value per share	$32.75	$33.48	$32.47	$31.57	$29.53
Tangible book value per share*	$31.00	$31.72	$30.68	$29.77	$29.47
Equity to assets	8.55%	9.81%	9.45%	8.72%	10.55%
Allowance for loan losses to:
Total loans	1.30%	1.27%	1.13%	1.04%	1.34%
Non-accrual loans	3.78x	3.77x	3.27x	2.74x	2.74x
Non-accrual loans to total loans	0.34%	0.33%	0.34%	0.37%	0.49%
Non-performing assets to total assets	0.36%	0.39%	0.41%	0.31%	0.45%
Net charge-offs to average total loans	0.06%	0.08%	0.08%	0.06%	0.02%

Capital Adequacy Ratios
Total risk-based capital ratio	16.47%	16.46%	16.39%	15.83%	15.80%
Common equity tier 1 risk-based capital ratio	15.21%	15.21%	15.14%	14.61%	14.55%
Tier 1 risk-based capital ratio	15.21%	15.21%	15.14%	14.61%	14.55%
Leverage ratio	8.72%	8.81%	8.90%	10.02%	10.37%

*  See non-GAAP Financial Measures above.